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                                                                     Exhibit 8.1

                          Harter, Secrest & Emery LLP
                            1600 Bausch & Lomb Place
                              Rochester, NY 14604

                                  June 10, 2002

Health Management Associates
5811 Pelican Bay Boulevard, Suite 500
Naples, Florida 34108-2710

Ladies and Gentlemen:

         We have acted as counsel to Health Management Associates, Inc., a Delaware corporation (the "Company"), in connection with the registration on Form S-3 (the "Registration Statement") of $330,000,000 aggregate principal amount at maturity of the Company's Zero-Coupon Convertible Senior Subordinated Notes Due 2022 (the "Notes"), and 10,614,252 shares of class A common stock, $0.01 par value, of the Company, as may be reserved for issuance upon conversion of the Notes, under an indenture dated as of January 28, 2002 between the Company and First Union National Bank, N.A. (the "Indenture").

         In arriving at the opinion expressed below, we have reviewed the following documents:

         (a)      the Registration Statement;

         (b)      the Notes in global form as executed by the Company; and

         (c)      an executed copy of the Indenture.

         In addition, we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

         Based on the foregoing, we are of the opinion that the statements set forth under the heading "Certain United States Federal Income Tax Considerations" in the Registration Statement, insofar as such statements purport to summarize certain federal income tax laws of the United States, constitute a fair summary of the principal U.S. federal income tax consequences of an investment in the Notes.

         The opinions expressed herein are solely for your benefit, and may be relied upon only by you.

                                Very truly yours,

                                /s/ Harter, Secrest & Emery LLP